Exhibit 99.1

For Immediate Release	Contact: Dennis J. Simonis President & CEO Telephone: (808) 969-8052

March 15, 2011

ML MACADAMIA ORCHARDS, L.P.

REPORTS 2010 OPERATING RESULTS

Hilo, Hawaii — ML Macadamia Orchards, L.P. (OTCQX: NNUT) announced today that for the twelve months ended December 31, 2010, it reported a net loss of $1.5 million and net cash flow, as defined in the Partnership Agreement, of negative $526,000. For the year ended December 31, 2009, the Partnership reported net income of $195,000 and net cash flow of $1.7 million.

The 2010 loss was primarily the result of a severe drought in the Ka’u region where production declined by approximately 4 million pounds or 31% over 2009 levels, which reduced annual revenue by approximately $2.4 million. The lower production in the Ka’u orchards was partially offset by higher yields in the Keaau region, additional production from newly-acquired orchards and a slightly higher average nut price. The drought also resulted in lower kernel recovery and the expenditure of approximately $1.2 million in additional irrigation costs.

Effective August 1, 2010, the Partnership acquired 880 acres of macadamia orchards and related assets from IASCO, its largest farming client, for $12.5 million. In the last five months of 2010, the orchards produced 2.7 million pounds of macadamia nuts and revenue of $1.7 million.  The orchard acquisition effectively cancelled the farming contract for those acres resulting in $1.2 million lower contract farming revenue and $1.0 million lower contract farming costs. The Partnership also incurred transaction costs of $211,000, a non-cash impairment loss of $306,000, a $120,000 bargain purchase price gain and higher interest expense related to the acquisition.

Total 2010 revenue was $15.3 million, a decrease of 7% as compared to $16.4 million reported in 2009, with nut sales up 0.5% and contract farming revenues down by 28%. The Partnership was paid at an average contract price of $0.716 per pound in 2010 on sales of 17.1 million pounds, compared to an average contract price of $0.669 received in 2009 on 17.9 million pounds.

For the fourth quarter of 2010, the Partnership had a net loss of $1 million on revenues of $7.6 million compared to a net profit of $96,000 on revenues of $6.7 million for the fourth quarter of 2009.  The net loss in the fourth quarter of 2010 is mainly attributable to higher unit costs resulting from lower than expected annual production, poor kernel recovery and higher interest expense.

This press release contains forward-looking statements regarding future events and future performance of the Partnership that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These include statements, among others, regarding the Partnership’s future nut price, which are based on certain assumptions and forecasts.  The Partnership files documents with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K reports, which contain a description of these and other risks and uncertainties that could cause actual results to differ from current expectations and the forward-looking statements contained in this press release.

ML Macadamia Orchards, L.P. is the world’s largest grower of macadamia nuts, owning or leasing 5,070 acres of orchards on the island of Hawaii.

# # #

ML Macadamia Orchards, L.P.

Consolidated Income Statements (unaudited)

(in thousands, except per unit data)

	Three months		Full Year
	ended December 31,		Ended December 31,
	2010	2009	2010	2009

Macadamia nut sales	$6,969	$5,408	$12,228	$12,167
Contract farming revenue	655	1,281	3,072	4,251
Total revenues	7,624	6,689	15,300	16,418
Cost of goods and services
Costs of macadamia nut sales	7,282	4,868	11,860	10,803
Costs of contract farming services	626	1,153	2,851	3,837
Total cost of goods sold	7,908	6,021	14,711	14,640
Gross income (loss)	(284)	668	589	1,778
General and administrative expenses
Other	546	522	1,810	1,926
Total general and administrative expenses	546	522	1,810	1,926
Operating income (loss)	(830)	146	(1,221)	(148)
Impairment loss	—		(306)	—
Other income	—	—	430	498
Interest expense	(216)	(26)	(369)	(98)
Interest income	—	(1)	—	5
Income before tax	(1,046)	119	(1,466)	257
Income tax credit (expense)	10	(23)	(21)	(62)
Net income (loss)	$(1,036)	$96	$(1,487)	$195

Net cash flow (as defined in the Partnership Agreement)	$(17)	$1,025	$(526)	$1,679

Net income (loss) per Class A Unit	$(0.14)	$0.01	$(0.20)	$0.03

Net cash flow per Class A Unit	$0.00	$0.14	$(0.07)	$0.22

Cash distributions per Class A Unit	$0.00	$0.00	$0.00	$0.00

Class A Units outstanding	7,500	7,500	7,500	7,500